Exhibit 5

Opinion and Consent of Paul, Hastings, Janofsky & Walker LLP

April 5, 2010

Rainmaker Systems, Inc.

900 East Hamilton Avenue, Suite 400

Campbell, CA 95008

Re:	Rainmaker Systems, Inc.

Registration Statement on Form S-8

Ladies and Gentleman:

We have acted as counsel to Rainmaker Systems, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on April 5, 2010 pursuant to the Securities Act of 1933, as amended (the “Securities Act”) relating to the registration of 879,840 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable under the Company’s 2003 Stock Incentive Plan (the “Stock Incentive Plan”)(the “Shares”). This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As such counsel and for purposes of our opinions set forth herein, we have examined and relied upon:

(i) the Registration Statement;

(ii) the Certificate of Incorporation of the Company, certified as of April 1, 2010 by the Secretary of State of the State of Delaware, and the bylaws of the Company as currently in effect as certified by the Secretary of the Company;

(iii) the Stock Incentive Plan;

(iv) the form of stock option agreement;

(v) the form of stock issuance agreement;

(vi) a certificate of the Secretary of State of the State of Delaware as to the good standing of the Company under the laws of the State of Delaware as of April 1, 2010;

and originals or copies of such other documents, resolutions, certificates and instruments of the Company as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have reviewed certificates of public officials, statutes, records and such other instruments and documents and have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination of the foregoing, we have assumed, without independent investigation: (i) the genuineness of all signatures and the authority of all persons or entities signing all documents examined by us; (ii) the due authorization, execution and delivery of all such documents by all of the parties thereto; (iii) the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed or photostatic copies; (iv) the authenticity and completeness of the originals of such latter documents; (v) the legal capacity of all individuals executing documents; (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for purposes of this opinion letter are true, correct and complete; and (vii) that the officers and directors of the Company have properly exercised their fiduciary duties. As to questions of fact material to this opinion letter, we have relied, without independent investigation or verification, upon representations and certificates or comparable documents of officers and representatives of the Company.

Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this letter. We do not represent the Company with respect to all legal matters or issues. The Company employs other independent counsel and handles certain legal matters and issues without the assistance of independent counsel.

Based upon and in reliance on the foregoing, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that if, as and when the Shares are issued and sold (and the full consideration therefore received by the Company) pursuant to (a) the provisions of stock option agreements duly authorized, executed and delivered under the Stock Incentive Plan and in accordance with the Registration Statement, or (b) the provisions of stock issuance agreements duly authorized, executed and delivered under the Stock Incentive Plan and in accordance with the Registration Statement, such Shares will be validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, qualifications and exceptions set forth herein, we express no opinion with respect to the applicability or effect of the laws of any jurisdiction other than the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws, as currently in effect.

This letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this letter.

We consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

This letter has been prepared for your use solely in connection with the Registration Statement and may not be relied upon for any other purpose or delivered to or relied upon by any other person without our prior written consent. This letter speaks as of the date hereof and through the date of effectiveness of the Registration Statement. We assume no obligation to advise you or any other person with regard to any change in the circumstances or the law after the date of effectiveness of the Registration Statement that may bear on the matters set forth herein even though the change may affect the legal analysis, legal conclusion or other matters in this letter.

Very truly yours,

/S/ PAUL, HASTINGS, JANOFSKY & WALKER LLP